Exhibit 99.1
Contact Information
Investor Relations:
Steven Horwitz
OmniVision Technologies, Inc.
Ph: 408.542.3263
OMNIVISION REPORTS FINANCIAL RESULTS FOR
SECOND QUARTER OF FISCAL 2007
~ Chief Operating Officer James He Appointed to Board of Directors ~
Sunnyvale, California, November 30, 2006 — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading supplier of CMOS image sensors, today reported financial results for the quarter ended October 31, 2006, the second quarter of its 2007 fiscal year.
Revenue for the second quarter was $137.7 million, compared to $136.9 million in the first quarter of fiscal 2007, and $126.8 million in the second quarter of fiscal 2006. GAAP net income in the quarter, which reflects stock-based compensation expense under FAS 123(R) and a one-time litigation settlement expense, was $5.4 million, or $0.10 per diluted share, compared to net income of $15.9 million, or $0.28 per diluted share, in the first quarter of fiscal 2007, and net income of $22.6 million, or $0.41 per diluted share, in the prior year period.
Non-GAAP net income in the quarter, which excludes stock-based compensation expense, the litigation settlement expense and the related tax effects, was $15.7 million and earnings were $0.28 per diluted share. Refer to the attached schedule for a reconciliation of GAAP to non-GAAP net income.
Gross margin for the second quarter was 33.1% compared to 36.3% last quarter. During the quarter, the Company recognized the benefit of $1.6 million of compensation from a supplier whose product quality in previous periods did not meet the Company’s quality standards. In the prior period, gross profit included $2.2 million for similar issues. The reduction in gross margin reflects, in large part, a shift in product mix during the quarter to lower resolution VGA products together with pricing pressure.
During the quarter, the Company accrued a $3.3 million expense for its share of the probable settlement of the class-action securities litigation originally filed in mid-2004.
The Company ended the period with cash, cash equivalents and short-term investments totaling $350.0 million. Compared to the prior quarter, inventory increased $35.2 million to $103.7 million. $23.9 million of the increase reflects growth in the Company’s work in process inventory late in the quarter. The increase reflects, in part, planning for higher unit volumes in the third quarter and for the start-up of the additional packaging capacity that the Company owns at its chip scale packaging supplier, XinTec, and part reflects a shift in demand towards VGA, which came too late in the quarter to permit a change in wafer production schedules. The Company does not believe that the increase significantly raises the risk of obsolescence or of excess inventory.
“With unit sales at an all time high, we remain focused on our strategy of capturing, converting and processing images, and we are continuing to develop new technologies for all of our markets and to deliver higher quality solutions to our customers,” said Shaw Hong, OmniVision’s president and chief executive officer.
“We are excited to have introduced our sixth-generation 1.3 megapixel image sensor in a 1/5-inch optical format, the world’s smallest. Additionally, we continued to achieve success in our advanced business unit with the introduction of OmniVision CameraChips targeted at high-end commercial security applications, including smart systems.
“We are also pleased to welcome our Chief Operating Officer James He to our Board of Directors. James has been an extremely important contributor to the success of OmniVision, leading the company’s research and engineering efforts for many years. As we move forward, James will continue to be a key contributor to the strategic development and business operations of OmniVision,” concluded Hong.
Outlook
Based on current trends, the Company expects fiscal third quarter 2007 revenue will be in the range of $135-$145 million and earnings will be between $0.05 and $0.12 per share, on a diluted basis. Excluding the estimated expense and related tax effects associated with stock-based compensation in accordance with FAS123(R), the Company expects non-GAAP earnings will be in the range of $0.16 to $0.23 per share, on a diluted basis. Refer to the table below for a reconciliation of GAAP to non-GAAP net income.
Conference Call
OmniVision Technologies will host a conference call today to further discuss these results at 2:00 p.m. Pacific Time. This conference call may be accessed by dialing 866-383-8009 or 617-597-5342 and indicating passcode 61144399. The call can be also be accessed via a webcast at www.ovt.com.
A replay of the call will be available for 48 hours beginning approximately one hour after the call. To access this replay, dial 617-801-6888 and enter passcode 65561189. The live call can be accessed via a webcast at www.ovt.com, and the replay will remain available for approximately twelve months at www.ovt.com.

About OmniVision
OmniVision Technologies, Inc. designs and markets high-performance semiconductor image sensors. Its OmniPixel® and CameraChip™ products are highly integrated single-chip CMOS image sensors for mass-market consumer and commercial applications such as mobile phones, digital still cameras, security and surveillance systems, interactive video games, PCs and automotive imaging systems. Additional information is available at www.ovt.com.
Safe Harbor Statement
Certain statements in this press release, including statements relating to the Company’s expectations regarding its ability to continue to develop technology for all of the Company’s markets and deliver quality solutions to our customers, and revenue and earnings per share for the quarter ending January 31, 2007, are forward-looking statements. These forward-looking statements are based on management’s current expectations, and important factors could cause actual results to differ materially from those in the forward-looking statements. These important factors include, without limitation, competition in current and emerging markets for image sensor products, including pricing pressures; the Company’s ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phone, digital still cameras and automobile manufacturers; wafer manufacturing yields and other manufacturing processes; the Company’s ability to accurately forecast customer demand for its products; the development, production, introduction and marketing of new products and technology; the potential loss of one or more key customers or distributors; the continued growth and development of current markets and the emergence of new markets in which the Company sells, or may sell, its products; the acceptance of the Company’s products in such current and new markets; the Company’s strategic investments and relationships, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent Annual Report filed on Form 10-K and most recent quarterly report on Form 10-Q. The Company expressly disclaims any obligation to update information contained in any forward-looking statement.
Use of Non-GAAP Financial Information
To supplement the user’s overall understanding both of our reported results and our outlook, we use a non-GAAP measure of earnings per share which excludes stock-based compensation expense under FAS 123(R), the litigation settlement expense and related tax effects to allow for a better comparison of results to those in prior periods that did not include such expenses. We believe the non-GAAP measure that excludes stock-based compensation under FAS 123(R), the litigation settlement expense and related tax effects enhances the comparability of results against prior periods. We use this non-GAAP financial measure for internal management purposes, when publicly providing our business outlook and as a means to evaluate period-to-period comparisons. In addition, because stock-based compensation expense is offset by a credit to paid-in capital, it has no effect on total stockholders’ equity, and no effect on cash flows.

Estimating stock-based compensation expense and the related tax effects for a future period is subject to inherent risks and uncertainties, including but not limited to the Company’s stock price and the number of option exercises and sales during the quarter. This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, or superior to, the financial measure prepared in accordance with GAAP.
OMNIVISION TECHNOLOGIES, INC.
RECONCILIATION OF GUIDANCE FOR GAAP EARNINGS PER SHARE
TO PROJECTED NON-GAAP EARNINGS PER SHARE
(unaudited)

Three Months Ending January 31, 2007
	GAAP				Non-GAAP
	Range of Estimates				Range of Estimates
	From	To	Adjustment		From	To

Earnings per share	$0.05	$0.12	$0.11	(1)	$0.16	$0.23

(1) Reflects estimated adjustment for expense and related tax effects associated with stock-based compensation in accordance with FAS123(R).

OMNIVISION TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	October 31,	April 30,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$207,035	$240,227
Short-term investments	142,941	114,278
Accounts receivable, net	75,288	65,916
Inventories	103,693	54,973
Refundable and deferred income taxes	1,689	1,708
Prepaid expenses and other current assets	13,259	9,158

Total current assets	543,905	486,260
Property, plant and equipment, net	83,921	38,010
Long-term investments	20,301	18,673
Goodwill	7,541	4,892
Intangibles, net	25,540	26,245
Other non-current assets	4,023	3,189

Total assets	$685,231	$577,269

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$78,076	$42,770
Accrued expenses and other current liabilities	26,427	21,351
Accrued income taxes payable	63,939	52,406
Deferred income	6,849	6,329
Current portion of capital lease obligations	141	152

Total current liabilities	175,432	123,008

Long-term liabilities:
Capital lease obligations, less current portion	208	308
Deferred tax liabilities	3,071	4,033

Total long-term liabilities	3,279	4,341

Total liabilities	178,711	127,349

Minority interest	35,227	27,113

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 60,697 issued and 54,682 outstanding at October 31, 2006 and 59,744 shares issued and 53,874 outstanding at April 30, 2006, respectively	61	60
Additional paid-in capital	314,222	285,112
Accumulated other comprehensive income	1,451	1,092
Treasury stock, 6,015 shares and 5,870 at October 31, 2006 and April 30, 2006, respectively	(81,848)	(79,568)
Retained earnings	237,407	216,111

Total stockholders’ equity	471,293	422,807

Total liabilities, minority interest and stockholders’ equity	$685,231	$577,269

OMNIVISION TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
Revenues	$137,656	$126,820	$274,531	$222,814
Cost of revenues	92,101	80,997	179,256	145,062

Gross profit	45,555	45,823	95,275	77,752

Operating expenses:
Research, development and related	18,657	9,935	35,499	18,412
Selling, general and administrative	15,774	9,059	28,225	15,837
Litigation settlement	3,300	—	3,300	—

Total operating expenses	37,731	18,994	67,024	34,249

Income from operations	7,824	26,829	28,251	43,503
Interest income, net	3,366	2,094	6,769	4,053
Other income, net	669	36	1,646	59

Income before income taxes and minority interest	11,859	28,959	36,666	47,615
Provision for income taxes	3,907	5,791	10,531	9,523
Minority interest	2,537	571	4,839	1,113

Net income	$5,415	$22,597	$21,296	$36,979

Net income per share:
Basic	$0.10	$0.42	$0.39	$0.67

Diluted	$0.10	$0.41	$0.38	$0.65

Shares used in computing net income per share:
Basic	54,620	53,807	54,511	55,493

Diluted	55,624	55,486	55,689	57,193

OMNIVISION TECHNOLOGIES, INC.
RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
Net income	$5,415	$22,597	$21,296	$36,979
Add:
Stock-based compensation in cost of revenues	1,015	—	1,953	—
Stock-based compensation in research, development and other expenses	3,629	—	6,656	—
Stock-based compensation in selling, general and administrative expenses	4,178	—	6,668	—
Less:
Provision for income taxes without the effect of stock-based compensation	(674)	—	(922)	—

Pro forma net income after adjustment for stock-based compensation	13,563	22,597	35,651	36,979

Add:
Litigation settlement expense	3,300	—	3,300	—
Less:
Provision for income taxes without the effect of litigation settlement expense	(1,155)	—	(1,155)	—

Pro forma net income	$15,708	$22,597	$37,796	$36,979

Pro forma net income per share:
Diluted	$0.28	$0.41	$0.67	$0.65

Shares used in computing pro forma net income per share:
Diluted	55,710	55,486	56,490	57,193